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                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                 August 1, 2002


                                                       Writer's Direct Contact
                                                           (415) 268-7584
                                                           bmann@mofo.com

Russell Mancuso, Esq.
Securities and Exchange Commission
Mail Stop 4-9
450 Fifth Street, N.W.
Washington, D.C. 20549-0306

         Re: Ceva, Inc.
             Registration Statement on Form 10 (File No. 0-49842)

Dear Mr. Mancuso:

     On behalf of Ceva, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 10 (File No. 0-49842), originally filed with the Securities and Exchange Commission on June 3, 2002, and any amendments thereof.

     Should you have any questions or comments regarding this matter, please do not hesitate to contact either myself or David Goldenberg of this office at
(415) 268-7116.

                                                     Sincerely,

                                                     /s/ Bruce A. Mann

                                                     Bruce A. Mann

cc:  Eli Ayalon, DSP Group

     Moshe Zelnik, DSP Group

     Brian Long, Parthus Technologies plc

     Elaine Coughlan, Parthus Technologies plc

     John Burgess, Hale and Dorr LLP